As filed with the Securities and Exchange Commission on September 14, 2004

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5 Basel Street

P.O.B. 3190

Petach Tikva, 49131 Israel

(Address, including zip code, of registrant’s principal executive offices)

SICOR Inc. Amended and Restated 1990 Stock Plan

Lemmon Company 1992 U.S. Stock Option Plan

Teva Pharmaceuticals USA, Inc. 1996 Non-Qualified Stock Option Plan

SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan

Teva Pharmaceuticals USA, Inc. Employee Stock Option Plan

Teva Pharmaceuticals USA, Inc. 1998 Non-Qualified Stock Option Plan

Teva Pharmaceutical Industries Limited Employee Stock Purchase Plan for U.S. Employees

Teva Pharmaceuticals USA, Inc. 1999 Non-Qualified Stock Option Plan

Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan

Stock Option Plan for Novopharm Employees

Donald Panoz Non-Statutory Stock Option Agreement

Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan

Teva Pharmaceutical Industries Ltd., 2001 Stock Option Plan for Senior Employees in Israel

Teva Pharmaceutical Industries Ltd., 2002 Stock Option Plan for Employees in Israel

(Full title of the plans)

Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Attention: William A. Fletcher

(215) 591-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copy to:

Peter H. Jakes, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	436,000	$13.8825	(3)	$6,052,770	$766.89
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	3,151,296	$16.3325	(3)	$51,468,542	$6,521.06
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	3,200,000	$15.1025	(3)	$48,328,000	$6,123.16
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	967,442	$29.01	(3)	$28,065,492	$3,555.90
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	282,558	$27.395	(4)	$7,740,676	$980.74
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	182,600	$28.77	(3)	$5,253,402	$665.61
Total	8,219,896				$18,613.36	(5)

(1)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of ordinary shares have been registered under a separate registration statement.
(2)	The aggregate number of ordinary shares being registered represents the sum of 436,000 ordinary shares under the Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan (reflecting the number of ordinary shares under the Global Stock Option Plan available for employee participants working in Israel), 3,151,296 ordinary shares under the Teva Pharmaceutical Industries Ltd., 2001 Stock Option Plan for Senior Employees in Israel, 3,200,000 ordinary shares under the Teva Pharmaceutical Industries Ltd., 2002 Stock Option Plan for Employees in Israel, 1,250,000 ordinary shares under the Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan, and 182,600 ordinary shares under the Stock Option Plan for Novopharm Employees. The ordinary shares are represented by a like number of American Depositary Shares. This Registration Statement covers an indeterminate number of additional ordinary shares as may be offered or issued from time to time as a result of the antidilution protections of Teva’s stock option plans. The number of ordinary shares to be registered under the plans referenced in this footnote (2) and the number of shares previously registered under the Forms S-8 referenced in footnote (5) have been revised to reflect the stock splits effected in February 2000, December 2002 and July 2004.
(3)	Based upon the price at which the options may be exercised, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, for the purpose of calculation of the registration fee. One American Depositary Share equals one ordinary share.
(4)	Based upon the average of the high and low prices of the American Depositary Receipts on September 10, 2004 on the Nasdaq National Market, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, for the purpose of calculation of the registration fee. One American Depositary Share equals one ordinary share.
(5)	Pursuant to Rule 429(a) of the rules and regulations under the Securities Act of 1933, as amended, the prospectuses prepared under Part I of Form S-8 also relate to (1) the 6,800,000 ordinary shares included in the Registration Statement on Form S-8, File No. 333-13108, relating to the Teva Pharmaceuticals USA, Inc. 1999 Non-Qualified Stock Option Plan, the 2000 Non-Qualified Stock Option Plan and the Stock Option Plan for Novopharm Employees, (2) the 2,472,000 ordinary shares included in the Registration Statement on Form S-8, File No. 333-09784, relating to the Teva Pharmaceuticals USA, Inc. 1996 Non-Qualified Stock Option Plan, the Teva Pharmaceuticals USA, Inc. Employee Stock Option Plan, the Teva Pharmaceuticals USA, Inc. 1998 Non-Qualified Stock Option Plan and the Teva Pharmaceutical Industries Limited Employee Stock Purchase Plan for U.S. Employees, (3) the 80,000 ordinary shares included in the Registration Statement on Form S-8, File No. 33-76594, remaining available for issuance under the Lemmon Company 1992 U.S. Stock Option Plan, (4) 1,640,800 ordinary shares included in the Registration Statement on Form S-8, File No. 333-96725, relating to the 2001 Centenary Global Stock Option Plan (with respect to 840,800 ordinary shares that may be sold under the Global Stock Option Plan to employee participants working in the United States and Canada) and the 2000 Non-Qualified Stock Option Plan (with respect to 800,000 ordinary shares, (5) 2,200,000 ordinary shares included in the Registration Statement on Form S-8, File No. 333-112930 (1,803,876 ordinary shares under the Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan, and 396,124 ordinary shares under the Stock Option Plan for Novopharm Employees), and (6) 4,335,772 ordinary shares included in the Registration Statement on Form S-8, File No. 333-112115, relating to the Donald Panoz Non-Statutory Stock Option Agreement, the SICOR Inc. Amended and Restated 1990 Stock Plan and the SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan. The 2000 Non-Qualified Stock Option Plan was amended effective as of May 12, 2003, to increase the number of ordinary shares available under the 2000 Non-Qualified Stock Option Plan to 5,600,000 and again effective August 5, 2004, to increase the number of shares available under the 2000 Non-Qualified Stock Option Plan to 6,850,000. The amount of the filing fee previously paid in connection with the registration of such ordinary shares was $23,122.66, $3,495.14, $3,133.00, $2,167.79, $6,719.25 and $10,278.26, respectively, based on the then applicable filing fees.

EXPLANATORY NOTES

This Registration Statement on Form S-8 incorporates by reference the Registrant’s previous Registration Statements on Form S-8 (Nos. 333-13108, 333-09784, 33-76594, 333-96725, 333-112930 and 333-112115). Any items included with these previous Registration Statements not expressly changed hereby shall be as set forth in such previous Registration Statements.

In addition to the ordinary shares being registered under (y) the Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan covering ordinary shares to be issued under such plan to employees in the U.S. and Mexico, and (z) the Stock Option Plan for Novopharm Employees covering ordinary shares to be issued under such plan to employees in Canada, including pursuant to options granted under both plans in August 2004, this Registration Statement also registers ordinary shares in connection with the offering of options to employees in Israel under the (i) Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan, (ii) Teva Pharmaceutical Industries Ltd., 2001 Stock Option Plan for Senior Employees in Israel, and (iii) Teva Pharmaceutical Industries Ltd., 2002 Stock Option Plan for Employees in Israel. All of the options available for grant under these three Teva Pharmaceutical Industries Limited plans have been granted and were previously reported and included in the Teva Pharmaceutical Industries Limited Annual Reports on Form 20-F.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the SEC are incorporated herein by reference:

(a)	Our Annual Report on Form 20-F for the year ended December 31, 2003 (File No. 0-16174);

(b)	All Reports of Foreign Issuer on Form 6-K filed by the Registrant with the SEC since December 31, 2003, including its Reports on Form 6-K filed on January 7, 2004; January 14, 2004; January 20, 2004; January 21, 2004; January 22, 2004; January 27, 2004; February 2, 2004; February 5, 2004; February 11, 2004; February 17, 2004; March 3, 2004; March 8, 2004; March 15, 2004 (two reports); March 17, 2004; March 23, 2004; March 24, 2004; March 31, 2004; April 20, 2004; April 28, 2004 (two reports); April 29, 2004; May 4, 2004; May 12, 2004; May 20, 2004; May 27, 2004; June 1, 2004; June 10, 2004; June 14, 2004 (two reports); June 17, 2004; June 21, 2004; June 28, 2004; June 30, 2004; July 6, 2004; July 20, 2004; July 21, 2004; July 29, 2004 (two reports); August 2, 2004; August 3, 2004; August 9, 2004; August 11, 2004; August 16, 2004; August 17, 2004; August 23, 2004; August 24, 2004; and September 7, 2004.

(c)	The description of Teva’s ordinary shares, par value NIS 0.1 per share and the American Depositary Shares representing the ordinary shares, contained in the Registration Statement on Form F-4 (Registration Statement No. 333-4216).

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

Item 4. DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Part Six, Chapter Three of Israel’s Companies Laws 5759-1999 includes the following sections relating to indemnification and insurance of directors and officers:

“Article Three: Exemption, Indemnification and Insurance

Company’s power to grant exemption, indemnification and insurance

258.	(a	)	A company does not have the right to grant any of its officers exemption from his responsibility for a breach of trust toward it.

	(b	)	A company has the right to grant an officer exemption from his responsibility for a breach of the obligation of caution toward it only in accordance with the provisions of this Chapter.

	(c	)	A company has the right to insure the responsibility of its officer or to indemnify him only in accordance with the provisions of this Chapter.

Authorization to grant exemption

259.	A company may in advance exempt its officer from all or some of his responsibility for damage due to his violation of the obligation of caution toward it, if there is a provision to that end in the Articles of
Association.

Permission on the matter of indemnification

260.	(a	)	If the company’s articles of association include one of the provisions specified in subsection (b), then it may indemnify its officer in respect of a liability or expense specified in paragraphs (1) and (2), with which he was charged in consequence of an act which he performed by virtue of being its officer:

(1) a monetary liability imposed on him by a judgment in favor of another person, including a judgment imposed on him in a compromise or in an arbitrator’s decision that was approved by a Court;

(2) reasonable legal expenses, including advocates’ fees, which the officer incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

	(b)	The provision on indemnification in the Articles of Association can be any one of the following:

(1) a provision that permits the company to give an undertaking in advance that it will indemnify its officer, on condition that the undertaking be limited to categories of events which in the Board of Directors’ opinion can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances (hereafter: undertaking to indemnify);

(2) a provision that permits the company to indemnify its officer retroactively (hereafter: permission to indemnify).

Insurance of liability

261.	If the company’s Articles of Association include a provision to that end, then it may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him in consequence of an act which he performed by virtue of being its officer, in each of the following circumstances:

	(1)	violation of the obligation of caution towards the company or towards another person;

	(2)	breach of trust against the company, on condition that the officer acted in good faith and that he had reasonable grounds to assume that the act would not cause the company any harm;

	(3)	a monetary obligation that will be imposed on him to the benefit of another person.

Change of articles of association

262.	(a)	In a private company in which the shares are divided into classes, a decision to include a provision on exemption or indemnification in the articles of association requires – in addition to approval by the General Meeting – also approval by Class Meetings.

	(b)	In a public company, in which the officer is a controlling member as defined in section 268, the decision of the General Meeting to include a provision on exemption, indemnification or insurance in the Articles of Association requires – in addition to the majority required for a change of the Articles of Association – also approval by the shareholders who do not have a personal interest in the approval of the decision, as required in respect of an exceptional transaction under the provisions of section 275(3)(a).

Invalid provisions

263.	A provision in the Articles of Association, which permits the company to enter into a contract for the insurance of its officer; a provision in the Articles of Association or a Board of Directors decision to permit indemnification of an officer; or a provision in the articles of association that exempts an officer from responsibility toward the company for any of the following shall not be valid:

	(1)	a breach of trust, except as said in section 261(2);

	(2)	a violation of the obligation of caution, which was committed intentionally or recklessly;

	(3)	an act committed with the intention to realize a personal unlawful profit;

	(4)	a fine or monetary composition imposed on him.

No conditions

264.	(a)	Any provision in the Articles of Association, in a contract or given in any other manner, which directly or indirectly makes the provisions of this Article conditional shall be of no effect.

	(b)	An undertaking to indemnify or to insure an officer’s responsibility in consequence of a breach of trust toward the company shall not be valid, and an officer shall not, directly or indirectly, accept such an undertaking; acceptance of a said undertaking constitutes a breach of trust.”

Teva’s officers and directors have purchased a liability insurance policy which insures them against expenses and liabilities of the type normally insured against under such policies.

The amended Articles of Association include amendments to provisions under which directors or officers of Teva are or may be insured or indemnified against liability which they may incur in their capacities as such.

Articles 102 through 105 of Teva’s amended Articles of Association provide as follows:

“102.	Subject to the provisions of the Law, the Company shall be entitled to engage in a contract for insurance of the liability of any officer of the Company, in whole or in part, as a result of any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)	Breach of a fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)	Financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

103.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company as a result of any of the following:

(a)	Financial liability which shall be imposed upon said officer in favor of another person by virtue of a decision by a court of law, including a decision by way of compromise or a decision in arbitration which has been confirmed by a court of law, as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

(b)	Reasonable expenses with regard to litigation, including legal fees, which said officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said officer was acquitted, or with regard to any criminal charge of which said officer was convicted which does not require proof of criminal intent, all as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

All of the above shall apply, provided that the obligation to indemnification shall be limited to the types of events which, in the opinion of the Board of Directors, could have been foreseen at the time that the obligation to indemnification was given, and to the amount determined by the Board of Directors as reasonable under the circumstances of the case.

104.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company retroactively, for any liability or expenditure as set forth in Article 103 above, which was imposed upon said officer as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

105.	Subject to the provisions of the Law, the Company shall be entitled, in advance, to exempt any officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.”

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8. EXHIBITS.

4.1	Form of Deposit Agreement, as amended and restated (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

4.2	Form of American Depositary Receipt (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

5.1	Opinion of Tulchinsky-Stern & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Tulchinsky-Stern & Co. (included in Exhibit 5.1)

23.3	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

23.4	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan (incorporated by reference; previously filed as an exhibit to the Company’s Registration Statement on Form S-8, No. 333-112930)

99.2	Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan (incorporated by reference; previously filed as an exhibit to the Company’s Registration Statement on Form S-8, No. 333-96725)

99.3	Stock Option Plan for Novopharm Employees

99.4	Teva Pharmaceutical Industries Ltd., 2001 Stock Option Plan for Senior Employees in Israel (translated from Hebrew)

99.5	Teva Pharmaceutical Industries Ltd., 2002 Stock Option Plan for Employees in Israel (translated from Hebrew)

Item 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Country of Israel, on the 14th day of September, 2004.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Israel Makov
Israel Makov
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date
* Eli Hurvitz	Chairman	September 14, 2004

/s/ Israel Makov Israel Makov	President and Chief Executive Officer (Principal Executive Officer)	September 14, 2004

/s/ Dan S. Suesskind Dan S. Suesskind	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 14, 2004

* Ruth Cheshin	Director	September 14, 2004

Abraham E. Cohen	Director	, 2004

* Leslie L. Dan	Director	September 14, 2004

* Amir Elstein	Director	September 14, 2004

* Meir Heth	Director	September 14, 2004

* Moshe Many	Director	September 14, 2004

* Leora Meridor	Director	September 14, 2004

Max Reis	Director	, 2004

* Carlo Salvi	Director	September 14, 2004

* Michael Sela	Director	September 14, 2004

* Dov Shafir	Director	September 14, 2004

* Gabriela Shalev	Director	September 14, 2004

* Harold Snyder	Director	September 14, 2004

/s/ William A. Fletcher William A. Fletcher	Authorized U.S. Representative	September 14, 2004

*By:	/s/ Dan S. Suesskind Dan S. Suesskind Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.

4.1	Form of Deposit Agreement, as amended and restated (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

4.2	Form of American Depositary Receipt (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

5.1	Opinion of Tulchinsky-Stern & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Tulchinsky-Stern & Co. (included in Exhibit 5.1)

23.3	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

23.4	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan (incorporated by reference; previously filed as an exhibit to the Company’s Registration Statement on Form S-8, No. 333-112930)

99.2	Teva Pharmaceutical Industries Limited, 2001 Centenary Global Stock Option Plan (incorporated by reference; previously filed as an exhibit to the Company’s Registration Statement on Form S-8, No. 333-96725)

99.3	Stock Option Plan for Novopharm Employees

99.4	Teva Pharmaceutical Industries Ltd., 2001 Stock Option Plan for Senior Employees in Israel (translated from Hebrew)

99.5	Teva Pharmaceutical Industries Ltd., 2002 Stock Option Plan for Employees in Israel (translated from Hebrew)